To:      Business Editor

From:    Shay Schoenbaum

Date:    August 27, 1999

                              For Immediate Release



Gladstone, NJ - Peapack-Gladstone Financial Corporation and Chatham Savings, FSB today announced that they have signed a definitive merger agreement whereby Peapack-Gladstone Financial Corporation would acquire all the outstanding shares of Chatham Savings Bank.

The agreement calls for a tax-free exchange of Peapack-Gladstone Financial Corporation common stock on a fixed exchange ratio basis. The exchange ratio is set at 2.0798 shares of Peapack-Gladstone Financial Corporation for each outstanding share of Chatham Savings Bank, and represents 291,172 shares of Peapack-Gladstone Financial Corporation.

Chatham Savings Bank's main office is located on Main Street in Chatham Borough with an additional branch on Shunpike Road in Chatham Township. When the transaction is completed, Chatham Savings will be merged into Peapack-Gladstone Bank. Six month figures released by Chatham Savings Bank reflect continued growth, with assets of approximately $81,000,000, and net income of $295,000.

Results for the first six months of operations at Peapack-Gladstone Financial Corporation show total assets of $411,000,000. Net income increased 17.09% to $3,262,000 as compared to the same period last year.

The definitive agreement, which has been approved by the Boards of Directors at both Banks and the shareholder of Chatham Savings, is subject to approval by regulatory authorities. The combination is predicated upon receipt of pooling of interests accounting treatment. Peapack-Gladstone Financial Corporation expects the transaction to close later this year or early in 2000.

"We are particularly excited about this purchase because it gives us an immediate presence in an outstanding new market for Peapack-Gladstone Bank. We firmly believe that the Chathams represent an outstanding opportunity to further the extraordinary growth in our Trust & Investment Department. Our Trust & Investment Department, with $945,000,000 in assets under management, operates at the Bank's Main Office located at 190 Main Street in Gladstone." said Frank A. Kissel, the President and Chief Executive Officer of Peapack-Gladstone Financial Corporation. "This is an important and exciting step for our organization. We believe that the long-term growth potential in this market justifies a break from our traditional de novo branching strategy. We anticipate we will achieve cost savings and new revenues sufficient to be earnings accretive in the first full year of operation. Beyond that we will apply our customer service ethic and commercial banking background to grow our market share."

Anthony Consi, Chairman of the Board of Chatham Savings Bank, said of the merger, "The affiliation of these two banks will enhance the philosophy shared by both organizations to emphasize community-oriented banking. We believe the combination will bring advanced banking and investment services to our current and future customers here in the Chatham area."

Peapack-Gladstone Financial Corporation is the holding company for Peapack-Gladstone Bank. Peapack-Gladstone Bank has eleven (11) branches in Somerset, Hunterdon and Morris Counties and deposits are insured up to $100,000 by the FDIC.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's expectations about new and existing programs and products, relationships, opportunities, technology and market conditions. You can identify forward looking statements by looking for words such as "expect", "look", "believe", "anticipate", "may", "will", or similar statements or variations of such terms. These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from the results the forward-looking statements contemplate because of, among others, the following factors: the inability to realize anticipated merger cost savings and revenue enhancements, the level of merger related expenses are larger than expected, the direction of interest rates is different than anticipated, declines in the levels of loan quality and origination volume, relationships with major customers including sources for loans, a decline in trust business, unsuccessful completion of the implementation of Year 2000 technology changes, as well as the adverse effects of economic conditions and legal and regulatory barriers and structure. Peapack-Gladstone assumes no obligation for updating any such forward -looking statement at any time.